FINAL - FOR IMMEDIATE RELEASE

Editorial Contacts:

Heidi Gilmore	Erica Burns
Segue Software, Inc.	PAN Communications
heidig@segue.com	segue@pancomm.com
+1.781.402.5873	+1.978.474.1900

SEGUE SOFTWARE REPORTS REVENUE GROWTH AND DOUBLED
PROFITS IN FIRST QUARTER

Company Now Expects 2005 Profits to Exceed 2004

LEXINGTON, MASS., – April 22, 2005 – Segue Software, Inc. (NASDAQ -SCM: SEGU), a leader in software quality optimization, today announced that net revenues for the first quarter ended March 31, 2005, totaled $8.4 million, an increase of five percent over the $8.0 million reported in the first quarter of 2004. First quarter net income applicable to common shares rose to $362,000, or $0.03 per diluted share, compared to $171,000, or $0.02 per diluted share, for the first quarter of 2004.

Income from operations for the first quarter of 2005 was $669,000 as compared to $323,000 for the same period last year. Segue ended the first quarter of 2005 with a strong cash position of $11.5 million, up from $8.4 million one year ago; deferred revenues of $10.5 million and no long-term debt.

“Segue’s first quarter 2005 achievements demonstrate continued alignment with our three strategic priorities – profitable revenue growth, market-driven product innovations and a focus on selective partnerships and alliances,” said Joseph Krivickas, president and chief executive officer. “We bested our 2004 first quarter revenue number by five percent and doubled profits. Additionally, we launched several key solutions that advanced our strategic priorities to build and sustain market momentum.”

“Our increasing confidence in the market’s acceptance of our Software Quality Optimization vision leads us to now expect 2005 profits to exceed those of 2004. Just as significant, we anticipate our 2005 revenues to grow at an annual rate equal to or exceeding the market growth of 8-10% projected by analysts for the overall ASQ market,” continued Mr. Krivickas.

Business highlights announced during the first quarter of 2005 included the following:

▪	Formally introduced Segue’s Software Quality Optimization™ (SQO™) vision – a strategy for the next evolution in software quality toward the goal of defect-free software.

▪	Responded to market demands with the release of SQO for SAP Solutions, a new offering that includes products, services and value-added partner offerings to enable SAP® users to optimize the quality of their applications.

▪	Opened Segue University, offering a comprehensive selection of courses to help attendees leverage SQO across the software application lifecycle.

▪	Increased global presence and leveraged partner opportunities by entering the Chinese market through an alliance with Horizon Software; expanded presence in Latin and South America through a partnership with DTS Latin America.

▪	Continued to attract industry-leading talent. Mr. Ian McLeod joined us as senior vice president of research and development, Lexington lab, and Mr. Rick Oswald came on board as our vice president of western North America sales. Both executives had formerly worked at IBM Rational – a significant competitor. In addition, Mr. Ira Cohen joined us as vice president of channel sales and strategic partnerships. Mr. Cohen came to Segue from Rohner Associates, a prestigious Silicon Valley channels consulting firm.

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 8:30 a.m. EDT to discuss its first quarter financial results and 2005 outlook. To access the call from within the United States, dial 1-800-247-9979. To access the call from outside the United States, dial +1-973-409-9254. The call will also be available via webcast on Segue’s Web site at http://www.segue.com on the About Segue/Investor Relations page. The Internet broadcast will be available live from Segue’s site and an archived replay will be available for one year.

About Segue Software

Segue Software, Inc. (NASDAQ-SCM: SEGU) is a global expert in delivering solutions to define, measure, manage and maintain software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization™ (SQO™) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

This press release may contain forward-looking statements, such as our financial projections for 2005 and beyond. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; continued growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Segue is a registered trademark of Segue Software, Inc. All other trademarks are the property of their respective owners.

Financial Tables Follow

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$11,524	$11,028
Short-term Investments	37	—
Accounts receivable, net of allowances of $356 and $281, respectively	6,710	6,421
Other current assets	909	1,013

Total current assets	19,180	18,462

Property and equipment, net	739	749
Goodwill, net	1,506	1,506
Other assets	513	604

Total assets	$21,938	$21,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,110	$564
Accrued compensation and benefits	1,080	1,602
Accrued lease obligations on excess space	954	1,059
Accrued expenses	996	1,134
Deferred revenue	10,477	10,524

Total current liabilities	14,617	14,883

Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 948 and 921 shares of Series B and 587 and 570 shares of Series C preferred stock issued and outstanding, respectively	4,726	4,726

Common stock, par value $.01 per share; 30,000 shares authorized; 10,331 and 10,195 shares issued, respectively	103	102

Additional paid-in capital	58,277	57,959
Cumulative translation adjustment	357	429
Unearned compensation	(42)	(47)
Accumulated deficit	(55,500)	(56,131)

	7,921	7,038
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	7,321	6,438

Total liabilities and stockholders’ equity	$21,938	$21,321

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Software	$3,619	$3,575
Services	4,843	4,471

Gross revenue	8,462	8,046
Less vendor consideration to a customer	(68)	(22)

Net revenue	8,394	8,024

Cost of revenue:
Cost of software	110	85
Cost of services	1,119	1,312

Total cost of revenue	1,229	1,397

Gross margin	7,165	6,627

Operating expenses:
Sales and marketing	3,507	3,472
Research and development	1,848	1,650
General and administrative	1,141	1,182

Total operating expenses	6,496	6,304

Income from operations	669	323
Other income, net	—	20
Interest income, net	44	21

Income before provision for income taxes	713	364
Provision for income taxes	82	26

Net income	631	338
Preferred stock dividend-in-kind	(269)	(167)

Net income applicable to common shares	$362	$171

Net income per common share - Basic	$0.04	$0.02
Net income per common share - Diluted	$0.03	$0.02

Weighted average common shares outstanding - Basic	10,097	9,832
Weighted average common shares outstanding - Diluted*	11,241	10,571

*	The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.